EXHIBIT 99.1

David Buckley Chief Executive Officer (951) 943-4014	Dan Matsui/Gene Heller Silverman Heller Associates (310) 208-2550

MODTECH HOLDINGS INC. RECEIVES NASDAQ NOTICE

DUE TO LATE FILING OF FORM 10-K

Will Request Hearing

Perris, Calif.—April 6, 2005—Modtech Holdings, Inc. (Company) (Nasdaq: MODT) announced that it received a Nasdaq Staff Determination letter advising it that, due to the delinquency in the filing of the Company’s annual report on Form 10-K, it is not in compliance with the continued listing requirements set forth in Nasdaq Marketplace Rule 4310(c)(14). As a result of the delinquency, the Company’s common stock will begin trading under the symbol MODTE effective at the opening of trading on April 7, 2005.

The Nasdaq letter also stated that the Company’s securities will be delisted from The Nasdaq Stock Market at the opening of trading on April 14, 2005, unless by 4:00 p.m. Eastern Time on April 12, 2005, the Company requests a hearing before a Nasdaq Listing Qualifications Panel. Modtech Holdings intends to promptly request such a hearing, in which case its securities would then remain listed on The Nasdaq Stock Market pending the outcome of the hearing. The Company is working diligently in an effort to complete and file its report on Form 10-K on or before April 30, 2005, and believes that such filing will bring it into compliance with Nasdaq’s continued listing requirements and that its shares will remain listed on Nasdaq.

About Modtech Holdings, Inc.

ModtechTM is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular buildings technology to greater dimensions of flexibility and architectural integrity. ModtechTM has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature which are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “plan” “intend” and similar words, although some forward-looking statements may be expressed differently. The forward-looking statements made involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For a further discussion of such factors, please refer to the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof and the Company assumes no obligation to update such statements.

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